Exhibit 10.9

May 21, 2007

Mr. David E. Stepner
412553 Parker Ranch Road
Saratoga, CA 95070

Dear David:

I am pleased to offer you employment with Procera Networks, Inc. (the “Company”) in the exempt position of Chief Operating Officer, reporting directly to me.  You will be responsible for our development, marketing, product marketing, manufacturing, IT, and global services, organized as you see fit.  You will also be involved in our strategic relationships and work closely with our VP of Sales and Business Development.  You will be employed by Procera Networks, Inc. through TriNet Inc., a professional employer organization providing human resources management for the Company.

You will be compensated as follows:

•
Base Salary:  $160,000 annually, payable at the rate of $6,153.85 per pay period.  You will be paid on a semi-monthly basis, and will be subject to normal withholdings.  In addition to your base salary, you will be eligible for an annual bonus at the completion of our 2007 year, of up to 50% of your base salary.  The key deliverables to attain this bonus will be the attainment of both our revenue and gross profit business plan objectives.  You will be in the group with the other key executives in the company for this consideration.  It is understood that the final approval of any bonus under this plan shall be subject to the approval of the compensation committee of our board of directors.

•
Stock Options:  I have requested that the Board of Directors approve a stock compensation package as follows: an ISO or non-qualified stock option (as permitted by law and our plan) to purchase 250,000 shares of the Company’s common stock at an exercise price equal to the closing price on your start date agreed to in this offer letter.  As an officer of the company, your option shall have thirty-six month vesting with a 6 month cliff, except in the event of change of control.  In addition to the option, you will be granted 300,000 shares of restricted stock, which stock shall vest as follows: 150,000 at the end of 11 months and 150,000 at the end of 17 months. If there is a change of control, and you are involuntarily terminated within twelve months of the change of control all options and restricted stock granted to you pursuant to this offer letter shall immediately vest and the Company shall not have any repurchase rights with respect to these options or shares

•
Other Benefits:  You will receive other benefits of employment consistent with existing company policy. The Company offers a number of benefits to its employees, presently including paid time off, health, dental, long-term disability, short-term disability, and vision insurance, as well as 401(k) and Flexible Spending plans.  The Company policy also provides for the direct deposit of paychecks.  Details of these benefits are described on the attached summary.  The Company reserves the right to alter its policies and/or to amend its benefits in its discretion upon notice to its employees.

Your employment with the Company is at-will basis which means that either you or the Company can end the relationship at any time upon notice to the other, without cause, for any reason or no reason.  The Company also reserves the right to discipline, demote or alter the terms of employment of its employees at any time, with or without cause or advance notice.  This letter agreement shall represent the entire understanding concerning the at-will nature of your employment and the possible termination of the employment relationship.  This at-will agreement cannot be changed or modified in any way except by a written agreement between you and the Company, authorized in advance by a duly authorized officer of the Company.

Your employment is conditioned upon your signing and returning this letter as well as the following attached documents: EMPLOYEE CONFIDENTIALITY AND NON-SOLICITATION AGRFEEMENT and PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Except as set out in this letter, and the attached agreements, the Company is not making promises or representations about future conditions of employment. This agreement is the only agreement between the parties, and supersedes any and all previous verbal or written agreements regarding the issues related hereto.  This offer is contingent upon your ability to provide proof of eligibility to work in the United States as required by the Immigration Reform Control Act.

It is anticipated that your employment with Procera Networks, Inc. will commence on May 21, 2007.

David, I am looking forward to having you join our Procera Team and to having you make the positive difference that I am certain will come, as we continue to position the powerful Packet Logic product into new emerging markets.

Sincerely,

/s/ Douglas J. Glader
Douglas J. Glader
CEO

Offer accepted: /s/ David Stepner              Date: May 21, 2007            Start Date: May 21, 2007